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                                                                    Exhibit 12.1

                              MERITAGE CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
            (In Thousands, Except Ratio of Earnings to Fixed Charges)

                                                                                                                  Six Months
                                                                      Year ended December 31,                    ended June 30,
                                                    ----------------------------------------------------------   ---------------
                                                       2002        2001        2000        1999        1998       2003      2002
                                                    ----------------------------------------------------------    ----      ----
COMPUTATION OF EARNINGS:

  Earnings before income taxes                      $  113,544  $   82,953  $   56,762  $   32,215  $   30,500    $ 59,670  $38,849

  Add: fixed charges                                    23,550      18,221      11,528       7,678       4,739      14,650   11,157
  Add: amortization of capitalized interest             19,259      13,303       9,171       5,036       3,619       8,860    8,031
  Less: interest capitalized                           (19,294)    (16,623)    (10,626)     (7,025)     (3,711)    (12,119)  (9,335)

                                                    ----------------------------------------------------------    --------   ------
  EARNINGS, AS ADJUSTED:                            $  137,059  $   97,854  $   66,835  $   37,904  $   35,147      71,061   48,702
                                                    ==========================================================    ========   ======

COMPUTATION OF FIXED CHARGES:

  Interest expense, including amortization of
    deferred debt costs                             $      525  $      348  $       98  $       96  $      490    $    524  $   263
  Interest portion of rent expense (1)                   3,731       1,250         804         557         538       2,007    1,559
  Capitalized interest                                  19,294      16,623      10,626       7,025       3,711      12,119    9,335
                                                    ----------------------------------------------------------    --------   ------
  TOTAL FIXED CHARGES:                              $  23, 550  $   18,221  $   11,528  $    7,678  $    4,739      14,650   11,157
                                                    ==========================================================    ========   ======
RATIO OF EARNINGS TO FIXED CHARGES:                       5.82x       5.37x       5.80x       4.94x       7.42x       4.85x    4.37x
                                                    ==========================================================    ========   ======

(1) Represents 50% of rental expense